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                                   EXHIBIT A

                           TO THE CUSTODY AGREEMENT
                            DATED DECEMBER 22, 1997
                                    BETWEEN
              THE BEAR STEARNS FUNDS AND CUSTODIAL TRUST COMPANY


                             The Bear Stearns Funds
                                   Portfolios


Balanced Portfolio
High Yield Total Return Portfolio
International Equity Portfolio
Small Cap Value Portfolio
Large Cap Value Portfolio
Total Return Bond Portfolio
S&P Stars Portfolio
The Insiders Select Portfolio
Focus List Portfolio
Prime Money Market Portfolio
S&P STARS Opportunities Portfolio


Amended as of May 21, 2001